Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS SECOND QUARTER 2019 RESULTS

Houston, TX — July 25, 2019 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced net income of $24.2 million or $0.65 per diluted share, for the quarter ended June 30, 2019, as compared to $32.5 million or $0.87 per diluted share, for the quarter ended June 30, 2018.   The Company reported revenue of $650.3 million in the current quarter, as compared to $535.0 million in 2018.  The Company reported free cash flow of $19.0 million in the current quarter, as compared to $25.4 million in 2018.  Backlog as of June 30, 2019 was $1.50  billion as compared to $1.14  billion as of March 31, 2019 and $1.23 billion as of June 30, 2018. On a same-store basis, backlog increased from $1.14 billion as of March 31, 2019 to $1.28 billion as of June 30, 2019.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We are pleased to report a good second quarter as our operations continue to post strong results. Although we did not earn as much during the second quarter of 2019 as we earned during our truly extraordinary second quarter in 2018, we remain very confident in our ongoing prospects. Our backlog strengthened both as compared to the prior quarter and as compared to the same period last year.”

The Company reported net income of $44.0 million, or $1.18 per diluted share, for the six months ended June 30, 2019, as compared to $49.2 million, or $1.31 per diluted share, in 2018.  Earnings in the first quarter of 2018 included a $0.07 per diluted share increase due to a discrete tax item. Earnings in the second quarter of 2018 included an $0.08 per diluted share benefit from a legal settlement. The Company also reported revenue of $1.19  billion for the six months ended June 30, 2019, as compared to $1.00  billion in 2018.  Free cash flow for the six months ended June 30, 2019 was $11.6 million, as compared to $24.1 million in 2018.

Mr. Lane concluded, “We believe that 2019 will be another strong year for Comfort Systems USA, and early indications help us to be very optimistic about our prospects for 2020. We remain committed to invest in our business and especially in our fantastic workforce. Our markets are solid, our backlog is strong, and we look forward to continued growth and strong profitability.”

The Company will host a webcast and conference call to discuss its financial results and position on Friday,  July 26, 2019 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4199, and enter 47149949 as the passcode.  The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 135 locations in 115 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(Unaudited)				(Unaudited)
	2019	%	2018	%	2019	%	2018	%
Revenue	$650,302	100.0%	$535,043	100.0%	$1,188,775	100.0%	$999,984	100.0%
Cost of services	530,286	81.5%	423,860	79.2%	962,094	80.9%	799,748	80.0%
Gross profit	120,016	18.5%	111,183	20.8%	226,681	19.1%	200,236	20.0%

SG&A	84,506	13.0%	71,208	13.3%	163,411	13.7%	141,231	14.1%
Gain on sale of assets	(192)	—	(200)	—	(411)	—	(411)	—
Operating income	35,702	5.5%	40,175	7.5%	63,681	5.4%	59,416	5.9%

Interest expense, net	(2,983)	(0.5)%	(722)	(0.1)%	(4,020)	(0.3)%	(1,421)	(0.1)%
Changes in the fair value of contingent earn-out obligations	(1,762)	(0.3)%	(94)	—	(1,920)	(0.2)%	59	—
Other income (expense)	149	—	3,985	0.7%	164	—	4,023	0.4%
Income before income taxes	31,106	4.7%	43,344	8.1%	57,905	4.9%	62,077	6.2%

Provision for income taxes	6,933		10,797		13,866		12,871
Net income	$24,173	3.7%	$32,547	6.1%	$44,039	3.7%	$49,206	4.9%

Income per share
Basic	$0.65		$0.87		$1.19		$1.32
Diluted	$0.65		$0.87		$1.18		$1.31

Shares used in computing income per share:
Basic	36,943		37,220		36,933		37,206
Diluted	37,223		37,605		37,228		37,617

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2019	%	2018	%	2019	%	2018	%

Net income	$24,173		$32,547		$44,039		$49,206
Provision for income taxes	6,933		10,797		13,866		12,871
Other expense (income), net	(149)		(3,985)		(164)		(4,023)
Changes in the fair value of contingent earn-out obligations	1,762		94		1,920		(59)
Interest expense, net	2,983		722		4,020		1,421
Gain on sale of assets	(192)		(200)		(411)		(411)
Depreciation and amortization	14,295		10,482		25,019		19,722
Adjusted EBITDA	$49,805	7.7%	$50,457	9.4%	$88,289	7.4%	$78,727	7.9%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income,  provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)

Cash and cash equivalents	$36,787	$45,620
Billed accounts receivable, net	587,082	481,366
Unbilled accounts receivable	49,195	37,180
Costs and estimated earnings in excess of billings	8,221	10,213
Other current assets	45,297	35,321
Total current assets	726,582	609,700
Property and equipment, net	108,343	99,618
Goodwill	332,562	235,182
Identifiable intangible assets, net	173,996	95,275
Other noncurrent assets	103,113	22,789
Total assets	$1,444,596	$1,062,564

Current maturities of long-term debt	$10,380	$3,279
Accounts payable	165,119	176,167
Billings in excess of costs and estimated earnings	165,289	130,986
Other current liabilities	186,262	156,626
Total current liabilities	527,050	467,058
Long-term debt	284,667	73,639
Other long-term liabilities	100,791	23,820
Total liabilities	912,508	564,517
Total stockholders’ equity	532,088	498,047
Total liabilities and stockholders’ equity	$1,444,596	$1,062,564

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Cash provided by (used in):
Operating activities	$25,609	$33,667	$26,600	$37,518
Investing activities	$(201,546)	$(15,189)	$(211,346)	$(27,130)
Financing activities	$183,594	$(15,696)	$175,913	$(18,929)

Free cash flow:
Cash from operating activities	$25,609	$33,667	$26,600	$37,518
Purchases of property and equipment	(6,836)	(8,535)	(15,680)	(14,123)
Proceeds from sales of property and equipment	275	295	632	661
Free cash flow	$19,048	$25,427	$11,552	$24,056

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.